                                                                    EXHIBIT 12.1

                    DUQUESNE LIGHT COMPANY AND SUBSIDIARY

              CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (THOUSANDS OF DOLLARS)

                                                                          Year Ended December 31,
                                                             ------------------------------------------------
                                                               1996      1995      1994      1993      1992
                                                             --------  --------  --------  --------  --------
FIXED CHARGES:
  Interest on long-term debt                                 $ 82,505  $ 89,139  $ 94,646  $102,938  $119,179
  Other interest                                                1,632     2,599     1,095     2,387     1,749
  Monthly Income Preferred Securities dividend requirements     7,921        --        --        --        --
  Amortization of debt discount, premium and expense--net       5,973     6,252     6,381     5,541     4,223
  Portion of lease payments representing an interest factor    44,357    44,386    44,839    45,925    60,721
                                                             --------  --------  --------  --------  --------
            Total Fixed Charges                              $142,388  $142,376  $146,961  $156,791  $185,872
                                                             --------  --------  --------  --------  --------

EARNINGS:
  Income from continuing operations                          $149,860  $151,070  $147,449  $144,787  $149,768
  Income taxes                                                 83,008*   92,894*   84,191    77,237   110,993
  Fixed charges as above                                      142,388   142,376   146,961   156,791   185,872
                                                             --------  --------  --------  --------  --------
            Total earnings                                   $375,256  $386,340  $378,601  $378,815  $446,633
                                                             --------  --------  --------  --------  --------

RATIO OF EARNINGS TO FIXED CHARGES                               2.64      2.71      2.58      2.42      2.40
                                                             --------  --------  --------  --------  --------

         Duquesne's share of the fixed charges of an unaffiliated coal supplier, which amounted to approximately $3.1 million for the twelve months ended December 31, 1996, has been excluded from the ratio.

*Earnings related to income taxes reflect a $12.0 million and $13.5 million decrease for the twelve months ended December 31, 1996 and December 31, 1995, respectively, due to a financial statement reclassification related to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The ratio of earnings to fixed charges, absent this reclassification equals 2.72 and
2.81 for the twelve months ended December 31, 1996 and December 31, 1995, respectively.